CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 19, 2025, relating to the financial statements and financial highlights of Alpha Alternative Assets Fund, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Investment Advisory and Other Services” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

January 28, 2026